AGREEMENT TO TENDER

       THIS AGREEMENT TO TENDER, dated as of August 17, 2007 (the "AGREEMENT"), is between Neuberger Berman, LLC (the "STOCKHOLDER") and Lola Brown Trust No. 1B (the "LOLA TRUST").

                              W I T N E S S E T H:

       WHEREAS, concurrently with the execution of this Agreement, Neuberger Berman Real Estate Income Fund Inc. ("NRL"), the Lola Trust, Ernest Horejsi Trust No. 1B, Badlands Trust Company, Stewart Horejsi, Susan Ciciora and Larry Dunlap will enter into the Agreement of Compromise, Settlement and Release
(the "SETTLEMENT AGREEMENT"; defined terms used herein and not capitalized shall have the meanings ascribed to them as provided for in the Settlement Agreement);

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholder and the Lola Trust hereby agree as follows:

                                   ARTICLE I.
                      TENDER OF SHARES OF COMMON STOCK AND
                       OTHER COVENANTS OF THE STOCKHOLDER

       SECTION 1.1. COMMENCEMENT OF THE REVISED TENDER OFFER. In accordance with the Settlement Agreement, within two Business Days of the Effective Date of the Settlement Agreement, the Lola Trust shall, in accordance with applicable rules under the 1934 Act, announce and make the Revised Tender Offer and publish, send or give the Revised Tender Offer to NRL common stockholders, which shall provide for an expiration date no earlier than the 20[th] Business Day following (and including the day of) the commencement of the Revised Tender Offer.

       SECTION 1.2. TENDER OF SHARES OF COMMON STOCK. In consideration of the commencement of the Revised Tender Offer, if the Lola Trust shall have complied with SECTION 1.1 and shall not subsequently have amended the Revised Tender Offer (other than as permitted pursuant to Section 4.4 of the Settlement Agreement, a "PERMITTED SUBSEQUENT AMENDMENT"), the Stockholder shall take all actions which the Stockholder has the power to take in order to cause the tender, on or before the second Business Day prior to the Closing Date of the Revised Tender Offer of all of the shares of Common Stock owned by the Stockholder or any affiliates controlled by the Stockholder (together, in the aggregate, the "OWNED SHARES"), and shall not withdraw any such tendered shares unless this Agreement is terminated in accordance with its terms.

       SECTION 1.3. NO INCONSISTENT ACTIONS OR ARRANGEMENTS. Except as contemplated by this Agreement, provided that the Lola Trust has complied with
SECTION 1.1 and shall not subsequently have amended the Revised Tender Offer (other than by a Permitted Subsequent Amendment), the Stockholder shall not, during the period from the date hereof until the termination of this Agreement in accordance with its terms (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Owned Shares or any interest therein, or create or permit to exist any pledge, lien, security interest, mortgage, trust, charge, claim, equity, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind on any or all of the Owned Shares (other than margin loans entered into in the ordinary course of business, such loans referred to herein as "PERMITTED ENCUMBRANCES"); (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Owned Shares or any interest therein; or (iii) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations hereunder or the transactions contemplated hereby.

       SECTION 1.4. Stop Transfer. Provided that the Lola Trust has complied with SECTION 1.1 and shall not subsequently have amended the Revised Tender Offer (other than by a Permitted Subsequent Amendment), the undersigned Stockholder shall not request that NRL register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made to perform the Stockholder's obligations under SECTION 1.2.


                                   ARTICLE II.
                                  MISCELLANEOUS

       SECTION 2.1. TERMINATION. This Agreement shall terminate and be of no further force and effect upon the written mutual consent of the parties hereto. In addition, this Agreement shall automatically terminate and be of no further force and effect, without any action on the part of any of the parties hereto upon the expiration or termination of the Settlement Agreement. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

       SECTION 2.2. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES; TIME OF THE ESSENCE. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is intended to confer rights or remedies hereunder only to the parties hereto; PROVIDED, HOWEVER, the rights and remedies under this Agreement shall inure to the benefit of and be enforceable by and against the Stockholder's personal or legal representatives, executors, administrators, successors, and heirs. In interpreting this Agreement, time shall be of the essence.

       SECTION 2.3. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by, and construed in accordance with the laws of the State of Maryland, without regard to the principles of conflicts of law therein. Should any conflicts arise requiring judicial determination or enforcement of the terms of

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

this Agreement, venue shall lie in the United States District Court for the District of Maryland.

       SECTION 2.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.



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

       IN WITNESS WHEREOF, the Stockholder and the Lola Trust have caused this Agreement to be executed as of the date first written above.

                                        STOCKHOLDER

                                        Neuberger Berman, LLC




                                        By:
                                        Name:  Robert Conti
                                        Title: Managing Director
                                        Existing Owned Shares:  184,183.816






                                        Lola Brown Trust No. 1B




                                        By:
                                        Name:  Stephen C. Miller, President,
                                        Badlands Trust Company, LLC,
                                        administrative trustee of the Lola Brown
                                        Trust, No. 1B



                                 SIGNATURE PAGE
                              Agreement to Tender